EXHIBIT 99.1

Camco Financial Corporation Announces Results of Special Meeting

CAMBRIDGE, Ohio, Feb. 20, 2014 (GLOBE NEWSWIRE) -- Camco Financial Corporation (Nasdaq:CAFI) announced today that at a special meeting of stockholders held on February 19, 2014, the stockholders voted to adopt the Agreement and Plan of Merger with Huntington Bancshares Incorporated. As previously announced on October 10, 2013, there are several conditions that must be satisfied before the merger may be consummated, including, but not limited to, regulatory approvals.

James E. Huston, Chairman, President, CEO of Camco Financial Corporation, commented, "We are pleased with the overwhelming affirmative vote at yesterday's Special Merger Meeting of Stockholders concerning the Agreement and Plan of Merger with Huntington Bancshares Incorporated. We expect a smooth transition following completion of the merger with our customers gaining expanded access to some of the most innovative banking products and services in the industry."

About Camco Financial Corporation: Camco Financial Corporation, holding company for Advantage Bank, is a multi-state bank holding company headquartered in Cambridge, Ohio. Advantage Bank offers community banking that includes commercial, business and consumer financial services and internet banking from 22 offices. Additional information about Camco Financial may be found on the Company's web sites:www.camcofinancial.com or www.advantagebank.com.

Forward-Looking Statements

The words or phrases "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties including changes in economic conditions in the Company's market area, changes in policies by regulatory agencies, fluctuations in interest rates, demands for loans in the Company's market area and competition, that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

CONTACT: James E. Huston, CEO
         John E. Kirksey, CFO
         Phone: 740-435-2020